Storm Cat Energy Corporation Announces
2007 Proved Reserve Estimates

•	Proved reserves increase 78% over 2006
•	Proved developed reserves increase 104% over 2006
•	Full Year Reserve replacement rate of 718%
•	Average daily production increases 96% over 2006

DENVER and CALGARY – March 3, 2008 – Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today announced 2007 proved reserve estimates and year-end production results.

2007 Year-end Reserve Estimates

At year-end 2007 Storm Cat had proved reserves of 44.5 billion cubic feet (Bcf), 78% higher than year-end 2006 reserves of 25.0 Bcf.  Approximately 61% of the proved reserves, or 27.3 Bcf, were classified as proved developed, an increase of 104% over proved developed reserves at year-end 2006.  Storm Cat’s reserves are primarily located in Wyoming’s Powder River Basin (PRB), and secondarily in Arkansas’ Arkoma basin (Fayetteville Shale).   The Company achieved a full year reserve replacement rate of 718%.

Storm Cat’s estimated, pre-tax future net cashflow discounted at 10% (commonly known as the SEC PV-10 value) for proved reserves at year-end was $98.4 million. The 2007 PV-10 calculation employed a year-end Colorado Interstate Gas (CIG) commodity price of $6.04 per million British thermal units (MMbtu) and $6.215 per MMbtu for the Fayetteville Shale reserves. The PV-10 value does not include the effect of Storm Cat’s financial hedges.  All reserve estimates were prepared by the Company’s independent reservoir engineering firm, Netherland Sewell and Associates, Inc. (NSA).

In addition to the SEC proved reserve report, NSA also estimated year end proved, possible and probable reserves using year-end 2007 strip pricing. Proved reserves were 45.6 Bcf, probable reserves were 10.9 Bcf and possible reserves were 25.2 Bcf.  The PV-10 value using year-end strip pricing was $136.5 million for proved reserves and $204.8 for all categories.

The following tables summarize our year-end SEC proved reserves and PV-10 Values:

Storm Cat Energy Corporation
Proved Reserves – SEC Case
December 31, 2007

	Net Gas	PV 10
Reserve Category	(Bcf)	(MM$)

PDP	17.3	50.6

PDNP	10.2	27.8

PUD	17.0	20.0

Total Proved	44.5	98.4

Prepared by Netherland, Sewell and Associates, Inc.

Storm Cat Energy Corporation
All Reserves – Strip Pricing
December 31, 2007

	Net Gas	PV 10
Reserve Category	(Bcf)	(MM$)

PDP	17.5	65.1

PDNP	10.3	36.5

PUD	17.8	34.9

Total Proved	45.6	136.5

Probable	10.9	21.5

2P (PV. + PB.)	56.5	158.0

Possible	25.2	46.8

3P (PV. + PB. + PS.)	81.7	204.8

Prepared by Netherland, Sewell and Associates, Inc.

2007 Year-end Production Rate

Year-end 2007 PRB production was 21.5 million cubic feet of natural gas per day (MMcf/d) gross and 11.9 MMcf/d net. We were also making an addition 0.3 MMcf/d net from our non-operated Fayetteville position.  Storm Cat produced 3.154 Bcf of natural gas during 2007.  Average daily production during 2007 was 8.6 MMcf/d net compared to 4.4 MMcf/d net in 2006, a 96% increase.

Joe Brooker, Storm Cat Energy Chief Executive Officer commented, “We are extremely pleased with the growth in reserves and rate we were able to achieve in 2007.  We substantially increased our proved reserves, almost doubled our net production and have set a course for 2008.  We expect continued growth in 2008 as we begin to unlock the value in our Fayetteville Shale position and continue development in our Powder River Basin assets.”

About Storm Cat Energy
Storm Cat Energy is an independent oil and gas company focused on the exploration, production and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations and, secondarily, from conventional formations. The Company has producing properties in Wyoming's Powder River Basin and Arkansas' Arkoma Basin and exploration and development acreage in Canada. The Company's shares trade on the American Stock Exchange under the symbol "SCU" and in Canada on the Toronto Stock Exchange under the symbol "SME."

Company Contact:

William Kent
Director,
Investor Relations
Phone: 303-991-5070
www.stormcatenergy.com

Forward-looking Statements

This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995, and within the meaning of Canadian securities legislation, relating to proposed new wells and infrastructure improvements affecting the Company’s operations. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ”projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made and they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change. Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2006.

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